Exhibit 10.1
CLARK DISTRIBUTION SYSTEMS, INC.
A MEMBER OF THE CLARK GROUP, INC.
121 New York Avenue
PO Box 438
Trenton, New Jersey 08603
Telephone:     (609) 396-1100
FAX:     (609) 396-2709

                               SERVICE AGREEMENT

SERVICE AGREEMENT between Clark Distribution Systems, Inc. (CDS), located at 121 New York Avenue, Trenton, NJ 08638 and Princeton Publishing (PRINCETON), located at 12 West 27th Street, New York, NY 10001, dated this 23rd day of May, 1997.

1. PRINCETON appoints CDS to provide the physical distribution of the newsstand copies of all publications it publishes consigned to ID wholesalers and international freight forwarders as listed in the 1997 issue of "Magazine & Bookseller."

The rate for distribution is $7.40 per 100 lbs. which is applicable ex CDS' dock to ID wholesalers. It is predicated on a national distribution pattern with allotments to 200+ U.S. and Canada wholesalers. A change in pattern may cause a change in the distribution rate. Shipments to other than ID wholesalers in the continental U.S., weighing less than 300 lbs., will be rated at 48&cent; per pound. Except for any fuel surcharges which may be imposed, these rates will remain in effect for one and one-half years, providing the average weekly tonnage remains at 130,000 lbs. The average tonnage will be measured quarterly. If the average weekly tonnage drops below this threshold for two consecutive quarters, the rate for subsequent shipments will revert to the attached scale.

2. PRINCETON agrees to unitize copies into bundles of a standard quantity, preparing the appropriate amount of full and odd quantity packages to fulfill the individual wholesaler allotments. PRINCETON will separate fulls and odds into four sorts, one for each CDS terminal (located in Matteson, Nashville, Abingdon and Scranton). Bundles will be placed on pallets and stretch wrapped. Pallets will be marked to show title, issue, edition, total bundles and copies on the pallet.

Bundles will be marked to show edition. The edition code must be coordinated with and be the same as that used by the national distributor on their galley.

3. CDS agrees to transport at its expense all trailers containing a minimum of 38,000 lbs. that move directly to its terminals beyond Matteson, IL.

4. PRINCETON agrees to prepay all transportation charges. Existing assignments shall remain in effect. For titles distributed by Curtis, CDS shall invoice PRINCETON and be paid directly by Curtis per the assignment.

5. PRINCETON agrees that CDS shall be responsible for forty percent (40%) of wholesale invoice value for any shipment for which it cannot prove delivery. Consignees are required to report delivery exceptions to CDS or its agent within 24 hours from delivery by fax. CDS will provide an 800 fax number to facilitate this requirement. CDS will provide the consignee with a reference number to substantiate that a fax was received. Claims must include a copy of the signed delivery receipt and the reference number. Otherwise, they will be denied.

The term of this Agreement shall be for a period of one and one half (1-1/2) years commencing June 1, 1997 through January 1, 1999.

PRINCETON PUBLISHING                      CLARK DISTRIBUTION SYSTEMS, INC.

By: /s/ Henry McQueeney                   By: /s/
Title: President                          Title: Vice President
Date: 6/12/97                             Date: June 12, 1997

PRINCETON RATE SCALE

Weekly average of 130,000 lbs.       $7.50 per 100 lbs.

Under 100,000 lbs.                  $ 9.00
100,000 - 110,000                     8.50
110,000 - 120,000                     8.00
120,000 - 130,000                     7.80
130,000 - 140,000                     7.40
140,000 - 150,000                     7.30
150,000 - 160,000                     7.25
160,000 - 200,000                     7.20
Over 200,000 lbs.                     7.00